Exhibit 99.4

HANSEN MEDICAL, INC.

NON-PLAN

NOTICE OF RESTRICTED STOCK UNIT AWARD

Hansen Medical, Inc. (the “Company”) hereby grants to Recipient restricted stock units (or “units”), representing shares of Common Stock of the Company on the following terms:

Name of Recipient:	Cary Vance

Total Number of Units Granted:	238,494

Date of Grant:	March 17, 2015

Vesting Commencement Date:	March 17, 2015

Vesting Schedule:	The first 25% of the units subject to this award will vest on the first Company Vesting Date occurring on or after the 12 month anniversary of the Vesting Commencement Date specified above and an additional 6.25% of the units subject to this award will vest on each Company Vesting Date thereafter, provided you remain in Continuous Service through the applicable vesting date. The “Company Vesting Dates” are March 1, June 1, September 1 and December 1.

You and the Company agree that these units are granted under and governed by the terms and conditions of this Notice of Restricted Stock Unit Award and the Restricted Stock Unit Award Agreement, which is attached to and made a part of this document. Capitalized terms used in this Notice of Restricted Stock Unit Award and not otherwise defined herein shall have the meaning ascribed to such terms in the Restricted Stock Unit Award Agreement.

You further agree that the Company may deliver by email all documents relating to this award (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements). You also agree that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a website, it will notify you by email.

RECIPIENT:	HANSEN MEDICAL, INC.

/s/ Cary G. Vance	By:	/s/ Christopher P. Lowe
	Title:	Interim Chief Financial Officer

HANSEN MEDICAL, INC.

NON-PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

General	Pursuant to your Notice of Restricted Stock Unit Award and this Restricted Stock Unit Award Agreement (this “Agreement”), the Company has granted you the number of units set forth in the Notice of Restricted Stock Unit Award. Each unit represents the right to receive one share of Common Stock on the terms and conditions set forth in this Agreement and the Notice of Restricted Stock Unit Award. Capitalized terms used in this Agreement are defined in the “Definitions” section below or in the Notice of Restricted Stock Unit Award.

Payment for Units	No payment is required for the units that you are receiving.

Nature of Units	Your units are mere bookkeeping entries. They represent only the Company’s unfunded and unsecured promise to issue shares of Common Stock (or distribute cash) on a future date. As a holder of units, you have no rights other than the rights of a general creditor of the Company.

Vesting	The units vest as shown in the Notice of Restricted Stock Unit Award. Except to the extent set forth in your Retention Agreement with the Company, no additional units vest after your Continuous Service has terminated for any reason.

Forfeiture	If your Continuous Service terminates for any reason, then your units will be forfeited to the extent that they have not vested before the termination date. This means that any units that have not vested under this Agreement will be cancelled. You receive no payment for units that are forfeited.

The Company determines when your Continuous Service terminates for this purpose.

Settlement of Units	Each unit will be settled on the first Permissible Trading Day that occurs on or after the day when the unit vests. However, each unit must be settled not later than March 15 of the calendar year after the calendar year in which the unit vests.

At the time of settlement, you will receive one share of the Company’s Common Stock for each vested unit. But the Company, at its sole discretion, may substitute an equivalent amount of cash if the distribution of stock is not reasonably practicable due to the requirements of applicable law. The amount of cash will be determined on the basis of the market value of the Company’s Common Stock at the time of settlement.

“Permissible Trading Day”	“Permissible Trading Day” means a day that satisfies each of the following requirements:

•	The Nasdaq Global Market is open for trading on that day,

•	You are permitted to sell shares of the Company’s Common Stock on that day without incurring liability under Section 16(b) of the Securities Exchange Act of 1934, as amended,

•	Either (a) you are not in possession of material non-public information that would make it illegal for you to sell shares of the Company’s Common Stock on that day under Rule 10b-5 of the Securities and Exchange Commission or (b) Rule 10b5 1 of the Securities and Exchange Commission is applicable,

•	Under the Company’s written Insider Trading Policy, you are permitted to sell shares of the Company’s Common Stock on that day, and

•	You are not prohibited from selling shares of the Company’s Common Stock on that day by a written agreement between you and the Company or a third party.

Section 409A	This paragraph applies only if the Company determines that you are a “specified employee,” as defined in the regulations under Section 409A of the Code, at the time of your “separation from service,” as defined in those regulations. If this paragraph applies, then any units that otherwise would have been settled during the first six months following your separation from service will instead be settled during the seventh month following your separation from service, unless the settlement of those units is exempt from Section 409A of the Code.

No Voting Rights or Dividends	Your units carry neither voting rights nor rights to cash dividends. You have no rights as a stockholder of the Company unless and until your units are settled by issuing shares of the Company’s Common Stock.

Units Nontransferable	You may not sell, transfer, assign, pledge or otherwise dispose of any units. For instance, you may not use your units as security for a loan.

Withholding Taxes	No stock certificates or cash will be distributed to you unless you have made arrangements satisfactory to the Company for the payment of any withholding taxes that are due as a result of the vesting or settlement of this award (the “Tax Withholding Obligation”).

In this regard, you authorize the Company, at its sole discretion, to satisfy your Tax Withholding Obligation by one or a combination of the following:

•	Withholding the amount of any Tax Withholding Obligation from your wages or other cash compensation paid to you by the Company.

•	Instructing a brokerage firm selected by the Company for this purpose to sell on your behalf a number of whole shares of Company stock to be issued to you when the units are settled that the Company determines are appropriate to generate cash proceeds sufficient to satisfy the Tax Withholding Obligation. You acknowledge that the Company or its designee is under no obligation to arrange for such sale at any particular price. Regardless of whether the Company arranges for such sale, you will be responsible for all fees and other costs of sale, and you agree to indemnify and hold the Company harmless from any losses, costs, damages or expenses relating to any such sale.

•	Withholding shares of Company stock that would otherwise be issued to you when the units are settled equal in value to the Tax Withholding Obligation. The fair market value of the withheld shares, determined as of the date when taxes otherwise would have been withheld in cash, will be applied to the Tax Withholding Obligation.

•	Any other means approved by the Company.

You agree to pay to the Company in cash any amount of Tax Withholding Obligation that the Company does not elect to satisfy by the means described above.

Restrictions on Resale	You agree not to sell any shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Continuous Service continues and for such period of time after the termination of your Continuous Service as the Company may specify.

Employment at Will	Your award or this Agreement does not give you the right to be retained by the Company or a subsidiary of the Company in any capacity. The Company and its subsidiaries reserve the right to terminate your Continuous Service at any time, with or without cause.

Administration	The Board shall administer this award and shall have the power:

•	To construe and interpret this award. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in this Restricted Stock Unit Award Agreement in a manner and to the extent it shall deem necessary or expedient to make the award fully effective;

•	To settle all controversies regarding this award; and

•	To accelerate the time at which the award will vest.

In addition, the Board shall also have the power, with your consent if you would be adversely affected, to amend any other terms of this award.

All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

Capitalization Adjustments	In the event of a Capitalization Adjustment, the Board shall equitably adjust the class and the number of securities subject to your units. The Board shall make such adjustments, and its determination shall be final, binding and conclusive.

Corporate Transaction	The following rules shall apply to the extent this award remains outstanding at the effective time of a Corporate Transaction:

•	Any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue this award or may substitute a similar stock award for this award (including, but not limited to, an award to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction). A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of this award or substitute a similar award for only a portion of this award. The terms of any assumption, continuation or substitution shall be set by the Board;

•	In the event the surviving corporation or acquiring corporation (or its parent company) does not assume or continue this award or substitute a similar stock award for this award, then, with respect to the portion of this award that is not assumed, continued or substituted, the vesting of this award shall (contingent upon the effectiveness of the Corporate Transaction) be accelerated in full to a date prior to the effective time of such Corporate Transaction as the Board shall determine (or, if the Board shall not determine such a date, to the date that is five (5) days prior to the effective time of the Corporate Transaction), and this award shall terminate at or prior to the effective time of the Corporate Transaction; and

•	Notwithstanding the foregoing, in the event this award will be terminated in connection with a Corporate Transaction, the Board may provide, in its sole discretion, that, if this award is not settled prior to the effective time of the Corporate Transaction, you will receive a payment, in such form as may be determined by the Board, equal to the value of the property you would have received upon settlement of this award.

Dissolution or Liquidation	In the event of a dissolution or liquidation of the Company, this award shall terminate immediately prior to the completion of such dissolution or liquidation, provided, however, that the Board may, in its sole discretion, cause some or all of the units subject to this award to become vested before the dissolution or liquidation is completed but contingent on its completion.

Beneficiary Designation	You may dispose of your units in a written beneficiary designation. A beneficiary designation must be filed with the Company on the proper form. It will be recognized only if it has been received at the Company’s headquarters before your death. If you file no beneficiary designation or if none of your designated beneficiaries survives you, then your estate will receive any vested units that you hold at the time of your death.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to their choice-of-law provisions).

Other Agreements	This Agreement and the Notice of Restricted Stock Unit Award constitute the entire understanding between you and the Company regarding this award. Any prior agreements, commitments or negotiations concerning this award are superseded. This Agreement may be amended only by another written agreement between the parties.

Definitions	“Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the Securities Act. The Board shall have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

“Board” means the Board of Directors of the Company.

“Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to this award after the Date of Grant without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company). Notwithstanding the foregoing, the conversion of any convertible securities of the Company shall not be treated as a transaction “without receipt of consideration” by the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock of the Company.

“Compensation Committee” means the Compensation Committee of the Board.

“Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, shall not cause a Director to be considered a “Consultant” for purposes of this award.

“Continuous Service” means that the Recipient’s service with the Company or an Affiliate, whether as an Employee or Consultant, is not interrupted or terminated. A change in the capacity in which the Recipient renders service to the Company or an Affiliate as an Employee or Consultant or a change in the entity for which the Recipient renders such service, provided that there is no interruption or termination of the Recipient’s service with the Company or an Affiliate, shall not terminate the Recipient’s Continuous Service. For example, a change in status from an employee of the Company to a consultant to an Affiliate shall not constitute an interruption of Continuous Service. To the extent permitted by law, the Board, in its sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave. Notwithstanding the foregoing, a leave of absence shall be treated as Continuous Service for purposes of vesting of this award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Recipient, or as otherwise required by law. Service solely as a Director, or payment of a fee for such service, shall not constitute “Continuous Service” for purposes of this award.

“Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)	a sale or other disposition, of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its subsidiaries;

(ii)	a sale or other disposition of at least ninety percent (90%) of the outstanding securities of the Company;

(iii)	the consummation of a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv)	the consummation of a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

“Director” means a member of the Board.

“Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, shall not cause a Director to be considered an “Employee” for purposes of this award.

“Entity” means a corporation, partnership, limited liability company or other entity.

“Own,” “Owned,” “Owner,” “Ownership.” A person or Entity shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities

“Recipient” means the person named in the Grant Notice to whom this award is granted.

BY SIGNING THE NOTICE OF RESTRICTED STOCK UNIT AWARD ATTACHED TO THIS

AGREEMENT, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED IN

THE NOTICE OF RESTRICTED STOCK UNIT AND THIS AGREEMENT.